Exhibit 99.2

For More Information, Contact:

Investor Relations

Varian, Inc.

650.424.5471

ir@varianinc.com

VARIAN, INC. ANNOUNCES COST REDUCTION PLAN

PALO ALTO, Calif. - Varian, Inc. (NasdaqGS: VARI) today announced a plan to eliminate approximately 240 regular employee and 80 temporary positions and to close certain facilities.

“In the face of continuing uncertainty in the global economic environment, we are taking proactive steps to reduce our cost structure, and position us to respond to demand fluctuations while continuing to invest in new product development and maintaining our high standard of customer service and support,” said Garry W. Rogerson, President and Chief Executive Officer.

“We expect these actions will cost between $8.5 million and $10.5 million and result in a reduction of our annual operating expenses of between $20 million and $24 million once fully implemented. In addition to these restructuring actions, we have also instituted a salary freeze and restrictions on hiring and discretionary spending,” said Rogerson. “Looking forward, these actions, combined with the positive impact of efficiency improvement activities implemented in recent years, should help us to maintain solid adjusted operating margins and cash flow from operations even if revenues decline. We will continue to monitor the economic situation and make the appropriate business decisions to remain successful throughout this challenging period, position ourselves for the economic recovery, and deliver on our long-term strategic plan.”

Caution Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on management’s current expectations, are not guarantees of future performance, and involve certain risks and uncertainties that could cause the company’s actual results to differ materially from management’s current expectations and the forward-looking statements made in this press release. Those risks and uncertainties include, but are not limited to, the following: the actual costs, timing and benefits of the restructuring and other cost reduction activities described above; and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission. We undertake no special obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

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Varian, Inc. is a leading worldwide supplier of scientific instruments and vacuum technologies for life science and industrial applications. The company provides complete solutions, including instruments, vacuum products, laboratory consumable supplies, software, training and support through its global distribution and support systems. Varian, Inc. employs approximately 3,900 people worldwide and operates manufacturing facilities in North America, Europe and Asia Pacific. Varian, Inc. had fiscal year 2008 sales of $1.0 billion, and its common stock is traded on the NASDAQ Global Select Market under the symbol “VARI.” Further information is available on the company’s Web site: http://www.varianinc.com.